Exhibit 11

                                        MCMS, Inc.
                                    Earnings Per Share
                    (In thousands, except share and per share amounts)

                                              August  29,     August 28,     September 3,
Fiscal Year Ended                                 1996           1997            1998
                                               -----------    -----------    ------------
Net income (loss)                              $    14,995    $    12,752    $    (1,809)
Dividends on redeemable preferred
  stock accumulated but not paid                         -              -            (18)
Redeemable preferred stock
  dividends declared                                     -              -         (1,632)
                                               ------------   ------------   ------------
Net income (loss) available to common
shareholders                                   $    14,995    $    12,752    $    (3,459)
                                               ============   ============   ============
Shares used to compute net income
  Per share:

Weighted average common shares
  Outstanding - basic and diluted                    1,000          1,000      2,534,183
                                               ============   ============   ============
Net income (loss) per share - basic
  And diluted                                  $    14,995    $    12,752    $     (1.36)
                                               ============   ============   ============


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